UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2023

CODA OCTOPUS GROUP, INC.

(Name of Small Business Issuer in its Charter)

Delaware	001-38154	34-2008348
(State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification Number)

3300 S Hiawassee Rd., Suite 104-105

Orlando, Florida 32835

(Address, Including Zip Code of Principal Executive Offices)

407-735-2406

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CODA	Nasdaq

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On June 26, 2023, Captain Joseph Charles Plumb and Mary Losty resigned from the Board of Directors (the “Board”) of Coda Octopus Group, Inc. (the “Company”). There were no disagreements between the Company and either of these two individuals.

(d) On June 26, 2023, the Board elected Anthony J. Tata and Robert R. Harcourt to fill Board vacancies created by the resignation of Captain Plumb and Ms. Losty.

Brigadier General Anthony J. Tata (U.S. Army, Retired) has been the Chief Executive Officer of Tata Leadership Group, a consulting firm, and the managing partner of Boundary Channel Partners since 2021. Prior thereto, he performed the duties of Undersecretary of Defense for Policy, the number three position in the United States Department of Defense, where he implemented the National Defense Strategy and worked closely with allies and partners to achieve strategic defense goals globally. His distinguished military career includes commands in the 82nd Airborne and 101st Airborne Divisions and the 10th Mountain Division. His military awards include the bronze star, combat action badge, ranger tab, master parachutist badge, and department of defense award for distinguished public service.

From 2009 to 2015, he served as North Carolina’s Secretary of Transportation, Superintendent of Wake County Public School System (Raleigh, NC/Research Triangle), and Chief Operating Officer of Washington, DC Public Schools. As Secretary of Transportation, he managed 72 airports, two seaports, three railroads, 22 ferries, 88,000 miles of highway, and 100 transit systems. He was influential in changing state law to prioritize transportation projects that reduced congestion and travel time, increased safety and multi-modal connections, and created jobs. As superintendent of the 15th largest public education system in the country with 150,000 students, 170 schools, and 18,000 employees, Tony implemented innovative programming that led to the highest gains in low-income student proficiency and growth in the history of the system. He serves as an advisor to The Franchise Consulting Company where he participates in multiple franchising operations including the tech company Robot Labs.

He is a West Point graduate with a Bachelor of Science and he holds two master’s degrees from the U.S. Army’s School of Advanced Military Studies in operational planning and from the Catholic University of America in international relations. He was also a distinguished national security fellow at Harvard University’s JFK School of Government.

Because of his broad operational experience in both the military and civilian sectors, the Company believes that he is highly qualified to serve on the Board.

Robert R. Harcourt has been affiliated with Analysis Group and Cornerstone Research since 2018, where he provided consulting services to attorneys as a financial accounting and auditing expert on the appropriateness of accounting matters and reporting and the adequacy of audit procedures. From 2011 to 2016, he was an Associate Director of the Division of Registrations and Inspections at the Public Company Accounting Oversight Board, or PCAOB. From 1967 to 2011, he worked at KPMG, including as a partner from 1978 and 2007, and as a consultant from 2007 to 2011.

Mr. Harcourt is a certified public accountant. He holds a BBA in Accountancy from Pace University and has completed course work at Harvard University and Stanford University, among others. Because of Mr. Harcourt’s background in auditing, financial management and financial reporting, the Company believes that he is highly qualified to be a member of the Board.

The Compensation Committee of the Board has approved an increase in the quarterly Board member fee to $12,500. In addition to the cash compensation payable to all directors, the new directors were each awarded 6,273 shares of common stock of the Company as an inducement grant. These shares will vest on the first anniversary of their election.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2023

Coda Octopus Group, Inc.

By:	/s/ Annmarie Gayle
Chief Executive Officer